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                     May 21, 2024

       Kenneth Dodgen
       Chief Financial Officer
       Primoris Services Corp
       2300 N. Field Street, Suite 1900
       Dallas, Texas 75201

                                                        Re: Primoris Services
Corp
                                                            Form 10-K for the
year ended December 31, 2023
                                                            Filed on February
27, 2024
                                                            File No. 001-34145

       Dear Kenneth Dodgen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction